Zosano Pharma Reports First Quarter 2022 Financial Results

FREMONT, Calif., May 13, 2022 -- Zosano Pharma Corporation (NASDAQ:ZSAN), a clinical-stage biopharmaceutical company, today announced financial results for the first quarter ended March 31, 2022. All share and per share information included in these financial results and statements has been retroactively adjusted to give effect to our April 11, 2022 1-for-35 reverse stock split.

Zosano reported a net loss for the first quarter of 2022 of $33.4 million, or $7.86 per share on a basic and diluted basis, compared with a net loss of $8.1 million, or $2.73 per share on a basic and diluted basis, for the same quarter in 2021.

Research and development expenses for the first quarter of 2022 were $4.5 million, compared with $5.3 million for the same quarter in 2021. The decrease of $0.8 million was primarily due to a decrease of $0.6 million in employee and consulting expenses and $0.3 million in spending for clinical trials, offset by a $0.1 million increase in pre-commercial activities.

General and administrative expenses for the first quarter of 2022 were $2.9 million compared with $2.8 million for the same quarter in 2021. The increase was primarily due to an increase of $0.5 million in professional service fees to our financial and legal advisors and $0.2 million for services related to a special stockholders’ meeting, offset by $0.6 million in lower employee-related expenses.

The impairment loss of $25.9 million for the three months ended March 31, 2022, consists of the write-down of $24.8 million of property and equipment and $1.1 million of right-of-use assets. The impairment loss was primarily related to the write-down of specialized equipment and related manufacturing space for the commercial manufacture of the company’s suspended M207 program.

As of May 11, 2022, the company had approximately $9.9 million of cash and cash equivalents, compared with $13.5 million and $11.0 million as of March 31, 2022 and December 31, 2021, respectively. The company will need substantial additional funding to fund its operations and will not be able to continue as a going concern if it is unable to raise additional funds.

About Zosano Pharma
Zosano Pharma Corporation is a clinical-stage biopharmaceutical company focused on providing rapid administration of approved molecules with established safety and efficacy profiles that may provide substantial benefit to patients, in markets where patients remain underserved by existing therapies. The company’s transdermal microneedle system technology consists of titanium microneedles coated with drug that are designed to enable rapid systemic administration of therapeutics to patients. Learn more at www.zosanopharma.com.

Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the benefits and potential uses of the company’s transdermal microneedle system, statements regarding a need for additional funding in order to continue operations and other future events and expectations described in this press release. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “scheduled,” “goal,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict, and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the company’s ability to continue operations, successfully restructure its indebtedness or complete any strategic transactions and other risks and uncertainties described under the heading “Risk Factors” in the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Although Zosano believes that the expectations reflected in these forward-looking statements are reasonable, Zosano cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contacts:
Christine Matthews
Chief Financial Officer
510-745-1200

Zosano PR:
Sylvia Wheeler or Alexandra Santos
swheeler@wheelhouselsa.com or asantos@wheelhouselsa.com

ZOSANO PHARMA CORPORATION
CONDENSED BALANCE SHEETS
(in thousands, except par value and share amounts)

	March 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 13,529	$ 11,043
Accounts receivable	91	146
Prepaid expenses and other current assets	2,012	420
Total current assets	15,632	11,609
Restricted cash	455	455
Property and equipment, net	7,922	32,557
Operating lease right-of-use assets	2,436	3,769
Total assets	$ 26,445	$ 48,390
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 3,720	$ 2,120
Accrued compensation	475	1,767
Build-to-suit obligation, current portion, net of debt issuance costs and discount	1,739	3,822
Operating lease liabilities, current portion	1,642	1,606
Other accrued liabilities	2,154	1,818
Total current liabilities	9,730	11,133
Build-to-suit obligation, long-term portion, net of debt issuance costs and discount	—	970
Operating lease liabilities, long-term portion	2,662	3,081
Other long-term liabilities	—	231
Total liabilities	12,392	15,415

Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 250,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 4,902,260 and 3,434,451 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	409,577	395,090
Accumulated deficit	(395,524)	(362,115)
Total stockholders’ equity	14,053	32,975
Total liabilities and stockholders’ equity	$ 26,445	$ 48,390

ZOSANO PHARMA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2021

Service revenue	$ 132	$ 258
Operating expenses:
Cost of service revenue	86	162
Research and development	4,481	5,330
General and administrative	2,942	2,814
Impairment loss	25,941	—
Total operating expenses	33,450	8,306
Loss from operations	(33,318)	(8,048)
Other income (expense):
Interest income	2	1
Interest expense	(73)	(97)
Other income (expense), net	(20)	2
Loss before provision for income taxes	(33,409)	(8,142)
Provision for income taxes	—	—
Net loss	$ (33,409)	$ (8,142)

Net loss per common share – basic and diluted	$ (7.86)	$ (2.73)
Weighted-average common shares used in computing net loss per common share – basic and diluted	4,248	2,981